                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

     Filed by the Registrant [_]

     Filed by a Party other than the Registrant [_]

     Check the appropriate box:

     [_] Preliminary Proxy Statement       [_]  Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement

     [_] Definitive Additional Materials

     [_] Soliciting Material Pursuant to Section 14a-11(c) or Rule 14a-12

                               MOBIL CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

------------------------------------------------------------------------------

     (5) Total fee paid:

------------------------------------------------------------------------------

     [_] Fee paid previously with preliminary materials.

     [_] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

------------------------------------------------------------------------------

     (3) Filing Party:

------------------------------------------------------------------------------

     (4) Date Filed:

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Notes:

                   [LOGO OF MOBIL CORPORATION APPEARS HERE]

                                   NOTICE OF

                                      1998

                                 ANNUAL MEETING

                                      AND

                                PROXY STATEMENT



--------------------------------------------------------------------------------

                          YOUR VOTE IS IMPORTANT!

                     PLEASE VOTE YOUR SHARES PROMPTLY

--------------------------------------------------------------------------------


                               MOBIL CORPORATION
                               3225 GALLOWS ROAD
                          FAIRFAX, VIRGINIA 22037-0001

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
CHAIRMAN'S LETTER.........................................................   1

NOTICE OF ANNUAL MEETING..................................................   2

PROXY STATEMENT...........................................................   3

 GENERAL INFORMATION .....................................................   3
 -------------------

  Introduction............................................................   3

  Stockholders Entitled to Vote...........................................   3

  Proxies and Voting at the Meeting.......................................   3

  Proxies for Participants in Mobil Plans.................................   4

  Proxy Committee.........................................................   4

  Proxy Solicitation Costs................................................   4

  Quorum and Vote Required for Approval...................................   4

  Attendance at Annual Meeting............................................   5

  Stockholder Proposals...................................................   5

 PROPOSALS TO BE VOTED UPON ..............................................   5
 --------------------------

  Item 1--Election of Directors...........................................   5

  Item 2--Approval and Ratification of Appointment of Independent Audi-
   tors...................................................................   9

  Item 3--Stockholder Proposal: Limit Authority to Issue Preferred Stock..  10

  Item 4--Stockholder Proposal: Cumulative Voting.........................  11

  Item 5--Stockholder Proposal: Adopt Investment Guidelines for Country

   Selection..............................................................  13

 BOARD OF DIRECTORS.......................................................  15
 ------------------

  Directors' Meetings.....................................................  15

  Directors' Compensation.................................................  15

  Committees of the Board.................................................  15

 EXECUTIVE COMPENSATION...................................................  17
 ----------------------

  Management Compensation and Organization Committee Report...............  17

  Performance Graph.......................................................  21

  Summary Compensation Table..............................................  22

  Option Tables...........................................................  23

  Long-Term Incentive Program Contingent Allotments in 1997...............  24

  Pension Table...........................................................  25

  Stock-Based Holdings of Directors, Nominees and Executive Officers......  26

  Section 16(a) Beneficial Ownership Reporting Compliance.................  27

  Special Arrangements Relating to Possible Change of Control.............  27

[LOGO OF MOBIL CORPORATION APPEARS HERE]

                                                           3225 GALLOWS ROAD
                                                           FAIRFAX, VIRGINIA
                                                           22037-0001

                                                           LUCIO A. NOTO
                                                           CHAIRMAN OF THE
                                                           BOARD
                                                           CHIEF EXECUTIVE
                                                           OFFICER

                                           March 23, 1998

Dear Mobil Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders to be held in the Grand Ballroom, Hyatt Regency Reston, Reston Town Center, 1800 Presidents Street, Reston, Virginia, on May 14, 1998.

  In addition to the formal items of business to be brought before the meeting, there will be a report on our Company's operations during 1997, followed by a question and answer period.

  Your participation in Mobil's business is important, regardless of the number of shares you hold. To ensure your representation, please vote your shares promptly. This year, stockholders of record and participants in Mobil's Employees Savings Plan and Mobil's Employee Stock Ownership Plan may vote in any one of three ways: by calling the toll-free number listed on the enclosed proxy card; by using the Internet, as instructed on the proxy card; or by signing, dating and returning the proxy card in the enclosed postage-paid envelope.

  I wish to call your attention to the retirement of Paul J. Hoenmans. Mr. Hoenmans, who had been a director since 1985 and served as Executive Vice President, retired September 1, 1997, after more than 43 years of service to Mobil. We are very grateful to Mr. Hoenmans for his many contributions to Mobil over the years.

  We look forward to seeing you on May 14th.

                                           Sincerely,

                                           /s/ Lucio A. Noto

                                           Lucio A. Noto
                                           Chairman of the Board and
                                           Chief Executive Officer

                           NOTICE OF ANNUAL MEETING

                                 MAY 14, 1998

-------------------------------------------------------------------------------

  The Annual Meeting of Stockholders of Mobil Corporation will be held in the Grand Ballroom at the Hyatt Regency Reston, Reston Town Center, 1800 Presidents Street, Reston, Virginia 22090, on Thursday, May 14, 1998, at 10:00 A.M., for the following purposes:

  1. To elect six directors;

  2. To approve and ratify the appointment of Ernst & Young LLP as independent auditors;

  3. To act upon stockholder proposals;

and to transact such other business as properly may come before the meeting.

  Stockholders of record at the close of business on March 16, 1998 are entitled to receive notice of, and to vote at, the meeting. A list of stockholders entitled to vote will be kept at the Hyatt Regency Reston, Reston Town Center, 1800 Presidents Street, Reston, Virginia 22090, for a period of ten days prior to the meeting.

                                      BY ORDER OF THE BOARD OF DIRECTORS,


                                      /s/ CAROLE J. YALEY
                                      CAROLE J. YALEY
                                      SECRETARY

MOBIL CORPORATION
3225 Gallows Road
Fairfax, Virginia 22037-0001
March 23, 1998

                               MOBIL CORPORATION
                               3225 GALLOWS ROAD
                         FAIRFAX, VIRGINIA 22037-0001

                                PROXY STATEMENT

                              GENERAL INFORMATION
                              -------------------

INTRODUCTION

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Mobil Corporation ("Mobil", the "Corporation" or the "Company") of proxies to be voted at the Annual Meeting of Mobil stockholders on May 14, 1998. This Proxy Statement, the accompanying proxy card, and Annual Report are being mailed to stockholders on or about March 23, 1998. Business at the Annual Meeting is conducted in accordance with the procedures determined by the presiding officer and is generally limited to matters properly brought before the meeting by or at the suggestion of the Board of Directors or by a stockholder pursuant to provisions requiring advance notice and disclosure of relevant information.

  The number of voting securities of Mobil outstanding on March 16, 1998, the record date for the meeting, was (i) 781,848,393 shares of common stock, $1.00 par value per share, each share being entitled to one vote, and (ii) 169,824.85 shares of Series B ESOP Convertible Preferred Stock, $1.00 par value per share, each share being entitled to 100 votes, for a total of 798,830,878 votes.

STOCKHOLDERS ENTITLED TO VOTE

  Stockholders of record at the close of business on March 16, 1998, are entitled to receive notice of the meeting and to vote the shares held on that date.

PROXIES AND VOTING AT THE MEETING

  Your vote is important. Since many Mobil stockholders are unable to attend the Corporation's Annual Meeting, the Board of Directors solicits proxies to give each stockholder an opportunity to vote on all matters scheduled to come before the meeting and set forth in this Proxy Statement. Stockholders are urged to read carefully the material in this Proxy Statement and vote on each matter listed on the enclosed proxy card. Stockholders of record and participants in the Employees Savings Plan of Mobil Oil Corporation and the Mobil Oil Corporation Employee Stock Ownership Plan may vote in any one of three ways: by calling the toll-free telephone number listed on the proxy card; by using the Internet, in accordance with the instructions on the proxy card; or by marking, signing, dating and returning the proxy card in the enclosed postage-paid envelope. If no choice is specified on a proxy card and the card is properly signed and returned, the shares will be voted by the Proxy Committee as recommended by Mobil.

  A stockholder may revoke a proxy at any time before it is voted at the meeting by submitting a later-dated proxy (including a proxy given by telephone or the Internet) or by giving written notice of revocation to the Secretary of the Corporation. Voting by ballot at the meeting also revokes any proxy previously given.

  Stockholder proxies are communicated or sent to the Corporation's independent proxy processing agent and the vote is certified by independent Inspectors of Election. Proxies and ballots that identify the vote of individual stockholders are kept confidential until the final vote has been tabulated at the Annual Meeting, except as necessary to meet legal requirements or in a contested proxy solicitation, and in cases where stockholders write comments on their proxy cards.

PROXIES FOR PARTICIPANTS IN MOBIL PLANS

  If a stockholder is a participant in Mobil's Stock Purchase and Dividend Reinvestment Plan, the proxy card represents the number of shares in the Plan account, as well as shares registered in the participant's name.

  A stockholder who is a participant in the Employees Savings Plan of Mobil Oil Corporation and the Mobil Oil Corporation Employee Stock Ownership Plan will receive a single proxy card which covers shares credited to such stockholder's Plan accounts plus shares of record registered in the same name. Accordingly, proxies voted by such a participant will serve as a voting instruction to the Trustee of those Plans. If a participant's Plan account is not carried in the same name as his or her shares of record, such participant will receive separate proxy cards for both individual and Plan holdings. If a participant in the Employees Savings Plan does not vote the shares credited to such participant's Plan account, such shares will be voted by the Plan's Trustee at the direction of Mobil. If a participant in the Employee Stock Ownership Plan does not vote the shares credited to the participant's Plan account, such shares will be voted by the Plan's Trustee in the same proportion as the shares that are voted by the other participants in the Plan.

PROXY COMMITTEE

  Mobil's Proxy Committee comprises the Chairman, Lucio A. Noto; President, Eugene A. Renna; and Secretary of the Corporation, Carole J. Yaley. Stockholder proxies, unless otherwise indicated by the stockholder, also confer upon the Proxy Committee discretionary authority to vote all shares of the stock represented thereby on any matter which properly may be presented for action at the meeting even if not covered herein. At the date this proxy statement went to press, Mobil knew of no matters, other than those set forth herein, which properly may be presented for action at the meeting. If any of the nominees for director named in Item 1 beginning on page 5 should be unavailable for election, proxies conferring discretionary authority upon the Proxy Committee will be voted for the election of such other person as may be recommended by Mobil in place of such nominee.

PROXY SOLICITATION COSTS

  The cost of soliciting proxies will be borne by Mobil. To assist in the proxy solicitation, Mobil has engaged Morrow & Co., Inc. for a fee of $20,000 plus out-of-pocket expenses. Mobil will reimburse brokerage houses, banks and other custodians, nominees, and fiduciaries for reasonable expenses, in accordance with the regulations of the Securities and Exchange Commission, the New York Stock Exchange, Inc. and other exchanges, in sending proxy materials to beneficial owners.

QUORUM AND VOTE REQUIRED FOR APPROVAL

  The holders of all outstanding shares of Mobil stock are entitled to vote in person or by proxy on all matters which may come before the meeting. The holders of shares entitled to cast not less than one-third of the votes must be present in person or represented by proxy at the meeting in order to constitute a quorum for the transaction of business; all shares present in person or represented by proxy are counted for quorum purposes.

  Directors are elected by a plurality of the votes of the shares present or represented at the meeting and entitled to vote. Except as stated in Item 2 beginning on page 9 in respect of the appointment of independent auditors, approval of each other matter to be voted upon requires the affirmative vote of a majority of the votes of the shares present or represented at the meeting and entitled to vote on such matter. Where a stockholder withholds a vote on the election of any director or otherwise indicates that no vote is to be cast on any specific matter to be voted upon (including a non-vote by a broker pursuant to the rules of the New York Stock Exchange), such votes are not counted as entitled to vote with respect to that election or subject matter, as the case may be. Abstentions are counted as votes cast on any matter to which they relate, except that they are not so counted for the purpose of determining whether the percentage tests under the rules of the Securities and Exchange Commission for resubmission of proxy statement proposals have been met. Abstentions have the same effect as "no" votes since in both instances the vote is not part of the affirmative vote required for approval of the matter voted upon.

ATTENDANCE AT ANNUAL MEETING

  All individuals attending must register before entering the meeting hall. Priority seating will be given to stockholders of record, beneficial owners of Mobil stock having evidence of such ownership, or their authorized representatives, and invited guests of management. In addition, a stockholder may bring a guest. In order that seating may be equitably allocated, a stockholder wishing to bring more than one guest must write the Secretary of the Corporation in advance of the meeting and receive written concurrence. Those unable to attend may request from the Secretary a copy of the report of the proceedings of the meeting.

STOCKHOLDER PROPOSALS

  Stockholder proposals are eligible for consideration for inclusion in the proxy statement for the 1999 Annual Meeting if they are received by Mobil before the close of business on November 23, 1998. Any proposal should be directed to the attention of the Secretary, Mobil Corporation, 3225 Gallows Road, Fairfax, Virginia 22037-0001. Proposals and suggestions received from stockholders are given careful consideration. The Corporation has adopted a number of such proposals and suggestions when they were in the best interests of the Corporation and its stockholders.

                          PROPOSALS TO BE VOTED UPON
                          --------------------------

ITEM 1--ELECTION OF DIRECTORS

  Mobil's Certificate of Incorporation classifies the Board of Directors into three classes, as nearly equal in number as possible, the members of which serve for three years. The terms of office of the members of one class of directors expire each year in rotation so that the members of one class are elected at each Annual Meeting for full three-year terms. The terms of office of four of the present directors will expire at this Annual Meeting.

  Five directors (one of whom is Mr. Noto) have been nominated for election to three-year terms expiring at the annual Meeting in 2001, and one director (Mr. Renna) has been nominated for election for the balance of a three-year term expiring at the Annual Meeting in 2000, or until their successors are elected and qualified. Messrs. Noto and Renna are currently serving terms expiring in 1999. If elected to the terms for which they have been nominated, they intend to resign from the class of 1999. These actions will help ensure that the classes of the directors are as nearly equal in number as possible. The terms of the other eight directors will continue as indicated below.

  The ages of directors are as of March 1, 1998.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED
BELOW.

                      NOMINEES FOR TERMS EXPIRING IN 2001
-------------------------------------------------------------------------------

               LEWIS M. BRANSCOMB                        ALLEN F. JACOBSON


    [PHOTO OF LEWIS M. BRANSCOMB             [PHOTO OF ALLEN F. JACOBSON
     APPEARS HERE]                            APPEARS HERE]

                                           Allen F. Jacobson, age 71, has been
  Lewis M. Branscomb, age 71, has        a director since 1988. He is the
been a director since 1978. He is        former chairman of the board and
Aetna Professor, Public Policy and       chief executive officer of Minnesota
Corporate Management, Emeritus, and      Mining and Manufacturing Company (3M)
until 1996 was Director, Science,        (manufacturer of diversified
Technology and Public Policy, John F.    products). He is also a director of
Kennedy School of Government, Harvard    U.S. WEST, Inc., Valmont Industries,
University. Dr. Branscomb is chairman    Inc., Potlatch Corporation, Sara Lee
of the Audit Committee and a member      Corporation, Silicon Graphics, Inc.,
of the Public Issues Committee.          and Deluxe Corporation. Mr. Jacobson
                                         is Chairman of the Committee on
                                         Directors and Board Affairs and a
                                         member of the Management Compensation
                                         and Organization Committee.

--------------------------------------   --------------------------------------

               J. RICHARD MUNRO                          LUCIO A. NOTO


    [PHOTO OF J. RICHARD MUNRO               [PHOTO OF LUCIO A. NOTO
     APPEARS HERE]                            APPEARS HERE]

  J. Richard Munro, age 67, has been       Lucio A. Noto, age 59, joined Mobil
a director since 1989. Since 1997, he    in 1962. He has been a director since
has been chairman of the board of        1988 and chairman and chief executive
Genentech, Inc. (pharmaceuticals). He    officer since 1994. He was president
is the former chairman of the            and chief operating officer from 1993
executive committee of the board of      until March 1, 1998. He has been a
directors, co-chairman of the board      director of Mobil Oil Corporation
and co-chief executive officer of        since 1986 and chairman of the board
Time-Warner Inc. (publishing and         and chief executive officer of Mobil
communications). He is also a            Oil Corporation since 1994. He is
director of Kmart Corporation, The       also a director of International
Kellogg Company and Sensormatic          Business Machines Corporation and
Company. Mr. Munro is a member of the    Philip Morris Companies Inc. Mr. Noto
Management Compensation and              is chairman of the Executive
Organization Committee and the Public    Committee.
Issues Committee.

  NOMINEE FOR TERM EXPIRING IN 2001        NOMINEE FOR TERM EXPIRING IN 2000
-------------------------------------------------------------------------------





               ROBERT O. SWANSON                         EUGENE A. RENNA



    [PHOTO OF ROBERT O. SWANSON              [PHOTO OF EUGENE A. RENNA
     APPEARS HERE]                            APPEARS HERE]


                                           Eugene A. Renna, age 53, joined
  Robert O. Swanson, age 61, joined      Mobil in 1968. He has been a director
Mobil in 1958. He has been a director    since 1986 and President and Chief
since 1991 and a director of Mobil       Operating Officer since March 1,
Oil Corporation since 1990. Since        1998. From 1996 until March 1, 1998,
1996, Mr. Swanson has been an            Mr. Renna was an executive vice
executive vice president, and until      president with responsibility for the
March 1, 1998 he had responsibility      North America Marketing and Refining,
for the Africa and Middle East,          Europe/Former Soviet Union, South
Asia/Pacific, Worldwide Chemical and     America and Supply, Trading and
Technology business groups, Global       Transportation business groups and,
Shared Services, Global Systems,         from September 1, 1997, with
Global Procurement and the Office of     responsibility also for the North
Diversity and Inclusion. From 1993 to    America Exploration and Producing
1996, he was a senior vice president     business group. From 1986 to 1996, he
with responsibility for Mobil            was an executive vice president of
Chemical Company; Mobil Mining and       Mobil Oil Corporation and president
Minerals Company; Mobil Land             of its Marketing and Refining
Development Corporation; and Mobil       Division. He has been a director of
Technology Company. Mr. Swanson is a     Mobil Oil Corporation since 1985. Mr.
member of the Executive Committee.       Renna is a member of the Executive
                                         Committee.

                     DIRECTORS WHOSE TERMS EXPIRE IN 1999
-------------------------------------------------------------------------------

               CHARLES A. HEIMBOLD, JR.                  SAMUEL C. JOHNSON




    [PHOTO OF CHARLES A. HEIMBOLD, JR.       [PHOTO OF SAMUEL C. JOHNSON
     APPEARS HERE]                            APPEARS HERE]

  Charles A. Heimbold, Jr., age 64,        Samuel C. Johnson, age 69, has been
has been a director since 1995. Since    a director since 1981. He is chairman
1995, Mr. Heimbold has been chairman     of the board of S. C. Johnson & Son,
and chief executive officer of           Inc. (chemical specialty products).
Bristol-Myers Squibb Company             He is also a director of Deere and
(consumer products and                   Company, H. J. Heinz Company, a
pharmaceuticals). He served as           director and chairman of Johnson
president of Bristol-Myers Squibb        International Inc., and a director
Company from 1992 to 1994 and            and chairman of Johnson Worldwide
president and chief executive officer    Associates, Inc. Mr. Johnson is
from 1994 to 1995. Mr. Heimbold is a     chairman of the Public Issues
member of the Audit Committee, the       Committee and a member of the
Committee on Directors and Board         Management Compensation and
Affairs and the Finance Committee.       Organization Committee.

                     DIRECTORS WHOSE TERMS EXPIRE IN 1999
-------------------------------------------------------------------------------

               HELENE L. KAPLAN                          AULANA L. PETERS


    [PHOTO OF HELENE L. KAPLAN               [PHOTO OF AULANA L. PETERS
     APPEARS HERE]                            APPEARS HERE]

                                           Aulana L. Peters, age 56, has been
  Helene L. Kaplan, age 64, has been     a director since 1992. She is a
a director since 1989. She is Of         partner in Gibson, Dunn & Crutcher, a
Counsel to Skadden, Arps, Slate,         law firm which Mobil and/or
Meagher & Flom, a law firm which         affiliates of Mobil retained during
Mobil and/or affiliates of Mobil         1997 and may retain in 1998. She is
retained in 1997 and may retain in       also a director of the Minnesota
1998. Mrs. Kaplan is also a director     Mining and Manufacturing Company,
of Bell Atlantic Corporation, Chase      Callaway Golf Company, Merrill Lynch
Manhattan Corporation, the May           & Co. and Northrop Grumman
Department Stores Company and            Corporation. Mrs. Peters is a member
Metropolitan Life Insurance Company.     of the Audit Committee, the Finance
Mrs. Kaplan is a member of the Audit     Committee and the Public Issues
Committee, the Committee on Directors    Committee.
and Board Affairs and the Finance
Committee.

                     DIRECTORS WHOSE TERMS EXPIRE IN 2000
-------------------------------------------------------------------------------

               DONALD V. FITES                           CHARLES S. SANFORD,
                                                         JR.


    [PHOTO OF DONALD V. FITES                [PHOTO OF CHARLES S. SANFORD, JR.
     APPEARS HERE]                            APPEARS HERE]

  Donald V. Fites, age 64, has been a      Charles S. Sanford, Jr., age 61,
director since 1990. He is chairman      has been a director since 1990. He is
and chief executive officer of           the former chairman and chief
Caterpillar Inc. (heavy machinery).      executive officer of Bankers Trust
He is also a director of AT&T Corp.      New York Corporation and its
and Georgia-Pacific Corporation. Mr.     principal subsidiary, Bankers Trust
Fites is a member of the Committee on    Company. He is also a director of J.
Directors and Board Affairs, the         C. Penney Company, Inc. Mr. Sanford
Finance Committee and the Management     is chairman of the Finance Committee
Compensation and Organization            and a member of the Committee on
Committee.                               Directors and Board Affairs.

                     DIRECTORS WHOSE TERMS EXPIRE IN 2000
-------------------------------------------------------------------------------

               ROBERT G. SCHWARTZ                        IAIN D. T. VALLANCE


    [PHOTO OF ROBERT G. SCHWARTZ             [PHOTO OF IAIN D. T. VALLANCE
     APPEARS HERE]                            APPEARS HERE]

  Robert G. Schwartz, age 69, has          Iain D. T. Vallance, age 54, has
been a director since 1987. He is the    been a director since 1996. He is
former chairman of the board,            chairman of British
president and chief executive officer    Telecommunications plc. He also
of Metropolitan Life Insurance           serves as vice-chairman of The Royal
Company. He is a director of             Bank of Scotland. Mr. Vallance is a
Metropolitan Life Insurance Company,     member of the Audit Committee, the
COMSAT Corporation, Lone Star            Finance Committee and the Public
Industries, Inc., Lowe's Companies,      Issues Committee.
Inc., Potlatch Corporation and The
Reader's Digest Association Inc. and
is a member of the board of trustees
of Consolidated Edison Company of New
York. Mr. Schwartz is Chairman of the
Management Compensation and
Organization Committee and a member
of the Public Issues Committee.

-------------------------------------------------------------------------------

ITEM 2--APPROVAL AND RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors desires, in accordance with its established policy, to obtain from the stockholders an indication of their approval or disapproval of the Board's action in appointing Ernst & Young LLP, Fairfax Square-Tower II, 8075 Leesburg Pike, Vienna, Virginia 22182-2709, as independent auditors of Mobil and its subsidiaries for the year 1998.

  Ernst & Young has been serving Mobil and its subsidiaries for many years. It has no direct financial interest or any material indirect financial interest in Mobil or any of its subsidiaries and while serving as independent auditor has had no connection therewith in the capacity of promoter, underwriter, voting trustee, director, officer or employee. During 1997, Ernst & Young rendered audit services amounting to $11.3 million.

  The Audit Committee recommended and the Board approved the appointment of Ernst & Young as independent auditors. The Audit Committee, in arriving at its recommendation to the Board, reviewed the performance of Ernst & Young in prior years as well as the firm's reputation for integrity and competence in the fields of accounting and auditing, and the status of litigation involving the firm. The Audit Committee has expressed its satisfaction with Ernst & Young in these respects.

  Representatives of Ernst & Young will be present at the stockholders' meeting and will have the opportunity to make such statements as they may desire. They will also be available to respond to appropriate questions from stockholders attending the meeting.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING RESOLUTION WHICH WILL BE PRESENTED AT THE MEETING:

  "RESOLVED, that the appointment, by the Board of Directors of the Corporation, of Ernst & Young LLP as independent auditors of the Corporation and its subsidiary companies, for the year 1998, be and hereby is approved and ratified."

  In the event the resolution is defeated, the adverse vote will be considered a direction to the Board of Directors to select other auditors for the following year. However, because of the difficulty and expense in making any substitution of auditors so long after the beginning of the current year, it is contemplated that the appointment for the year 1998 will be permitted to stand unless the Board finds other good reasons for making a change.

ITEM 3--STOCKHOLDER PROPOSAL: LIMIT AUTHORITY TO ISSUE PREFERRED STOCK

  Management has been advised that the College Retirement Equities Fund, 730 Third Avenue, New York, New York 10017, the holder of 8,946,900 shares of Mobil common stock, intends to submit the following proposal at the meeting:

  WHEREAS, the Company's Board of Directors has authority under the Company's charter to issue one or more classes of so-called "blank check" preferred stock, having such voting and other rights as the Board, in its sole discretion, may determine:

  WHEREAS, the Board may be able to deter unsolicited acquisition offers by placing blank check preferred in friendly hands without seeking shareholder approval;

  WHEREAS, Delaware's anti-takeover statute enhances the Board's ability to deter unsolicited takeover bids by placing a block of blank check preferred in friendly hands;

  WHEREAS, such use of blank check preferred by the Board could deprive shareholders of the opportunity to consider valuable offers for their stock;

  RESOLVED that the shareholders request that the Board:

   Adopt a policy of seeking shareholder approval prior to placing preferred stock with any person or group except for the purpose of raising capital in the ordinary course of business or making acquisitions and without a view to effecting a change in voting power.

  I. The Board can limit shifts in control of the Company by placing a block of preferred stock in friendly hands without shareholder approval.

  Blank check preferred can be issued by the Board for capital raising, acquisitions or as an anti-takeover device, without shareholder approval. The Board can use blank check preferred as an anti-takeover device to deter unsolicited tender offers favorable to shareholders. For example, the Board could issue blank check preferred to dilute the stock ownership of, or create voting impediments for, an unsolicited acquiror. Since such uses of blank check preferred could potentially diminish the value of the shareholders' investment and decrease the market price of the Company's shares, shareholder approval should be obtained before the Board uses blank check preferred as an anti-takeover device.

  II. Delaware's anti-takeover statute enhances the Board's ability to deter takeovers by undertaking blocking transactions.

  Delaware's anti-takeover statute enhances the Board's ability to deter a takeover by placing blank check preferred in friendly hands. The statute provides generally that unless an unsolicited acquiror obtains 85 percent of the Company's voting stock in the transaction by which it obtains 15 percent, it is barred for three years from consummating a business combination with the Company. The Board can thus effectively deter unsolicited bids by placing a significant block of blank check preferred in friendly hands, making it much harder (if not impossible) for an unsolicited bidder to attain the 85 percent ownership it needs to be exempted from the Delaware statute.

  III. Blank check preferred should not be used by the Board to disadvantage shareholders without their consent.

  The Board's discretionary authority to issue blank check preferred should only be exercised for corporate purposes demonstrably in the best interests of shareholders. Good corporate governance requires that holders of a majority of voting stock approve the use of blank check preferred as a deterrent to unsolicited tender offers--a use that is not necessarily in the best interests of shareholders.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS
PROPOSAL.

  This proposal was presented at each of the last four annual meetings, and each year, a large majority of the votes cast were voted against it. Your Board continues to believe, for the same reasons previously articulated, that its adoption would be unwise and adverse to the stockholders' interests.

  First, and most importantly, the proposal would deprive the Board of one of the means it now has to protect the stockholders' interests by deterring or repulsing coercive, two-tier and bargain-price offers for the Company. The capacity to issue preferred stock, together with other protective measures now available, does not prevent tender offers, but serves to enhance the Board's bargaining position on behalf of the stockholders if and when they might be made. Your Board feels strongly that the elimination of any of those protective measures would adversely affect that bargaining position, and thus the interests of the stockholders. Any future issuance of preferred stock would, of course, have to comply with the Board's fiduciary duty to act in the best interests of the Corporation and its stockholders, subject to the heightened level of scrutiny applied by the Delaware courts in takeover situations. The proponent does not suggest that the Board has in the past abused its authority to issue preferred stock and cites no reason as to why it would not fully perform its fiduciary obligations in the future. In fact, the Board has in the past always fulfilled these obligations in full measure, and it would do so similarly in the future.

  Second, the proposal could curtail the Corporation's ability to issue preferred stock for financings, acquisitions and additional equity capital. While it purports to permit the Board to issue preferred stock for these purposes, it effectively negates this permission by requiring stockholder approval if the issue effects a change in voting power. Since it is literally impossible to issue any preferred stock which does not effect some change in voting power from what it was immediately before, this requirement would be an undesirable limitation on the Board's discretion in negotiating the issuance of shares with underwriters in connection with capital raising or with purchasers in a merger-acquisition situation, where voting rights, like the dividend rate and other basic terms, are a matter of negotiation. Your Board believes strongly that the imposition of any limitation on the Corporation's ability to issue preferred stock for these purposes would not be in the best interests of the Corporation and its stockholders.

  FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THE PROPOSAL.

ITEM 4--STOCKHOLDER PROPOSAL: CUMULATIVE VOTING

  Management has been advised that Dr. Thomas R. Sifferman, 3051 Camino De Las Piedras, El Cajon, California 92019, the beneficial owner of 280 shares of Mobil common stock and 270 units of interest in shares of Series B ESOP Convertible Preferred Stock (equivalent to 2.7 such shares), and John J. Gilbert and Margaret R. Gilbert, 29 East 64th Street, New York, New York 10021-7043, who own 200 and 152 shares of Mobil common stock, respectively, act as co-trustees for 1,800 such shares and represent an additional family interest of 600 such shares, intend to submit the following proposal at the meeting:

  RESOLVED: That the stockholders of Mobil Corporation, assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

                                    REASONS

  Strong support along the lines we suggest were shown at the last annual meeting when 24% was cast in favor of this approval.

  California law still requires that unless stockholders have voted not to have cumulative voting they will have it. Ohio also has the same provision.

  The National Bank Act provides for cumulative voting. In many cases companies get around it by forming holding companies without cumulative voting. Banking authorities have the right to question the capability of directors to be on banking boards. In many cases authorities come in after and say the director or directors were not qualified. We were delighted to see the SEC has finally taken action to prevent bad directors from being on boards of public companies. The SEC should have hearings to prevent such persons from becoming directors before they harm investors.

  Many successful corporations have cumulative voting. Example, Pennzoil defeated Texaco in that famous case. Texaco's recent problems might have also been prevented with cumulative voting, getting directors on the board to prevent such things. Ingersoll-Rand, also having cumulative voting won two awards. Further, Union Pacific is a good example having troubles with their freight shipments, which are backed up for a month. The merger with Southern Pacific is part of the excuse. Just last year, Union Pacific took away cumulative voting.

  Lockheed-Martin, as well as VWR corporation, now has a provision that if anyone has 40% or more of the shares cumulative voting applies; it does apply at the latter company.

  In 1995 American Premier adopted cumulative voting. Alleghany Power System tried to take away cumulative voting, as well as put in a stagger system, and stockholders defeated it, showing stockholders are interested in their rights. Also, Hewlett Packard, a very successful company, has cumulative voting.

  If you agree, please mark your proxy FOR this resolution; otherwise it is automatically cast against it, unless you have marked to abstain.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS
PROPOSAL.

  Proposals calling for cumulative voting in the election of directors have been submitted nine times in the past, most recently last year, and each was defeated by an overwhelming majority of the votes cast on the proposal. The Board of Directors believes that in a large publicly-held company such as Mobil, each director should feel a responsibility to represent the stockholders as a whole and not any special group of stockholders. Directors elected through cumulative voting tend to be representatives of separate groups of stockholders, each looking after special interests, and not working together for the maximum benefit of all stockholders. The Board of Directors therefore recommends a vote against the proposal.

  FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THE PROPOSAL.

ITEM 5--STOCKHOLDER PROPOSAL: ADOPT INVESTMENT GUIDELINES FOR COUNTRY
SELECTION

  Management has been advised that Robert Halfman, c/o Franklin Research & Development Corporation, 711 Atlantic Avenue, Boston, Massachusetts 02111, the beneficial owner of 500 shares of Mobil common stock, and the SEIU Master Trust, 1313 L Street, N.W., Washington, DC 20005, the owner of 49,200 shares of Mobil common stock, intend to submit the following proposal at the meeting:

  WHEREAS: Mobil is one of the US companies with the largest oil operations in Nigeria;

  The illegitimate military regime of General Sani Abacha, which currently rules Nigeria, has refused to recognize the results of the 1993 Nigerian elections and has, according to Amnesty International, a long history of systematic human rights violations;

  The international outrage triggered by the execution of nine political prisoners including the Ogoni leader, Ken Saro Wiwa, has focused attention on the major oil companies in Nigeria, including Mobil;

  Mobil is in direct partnership with wholly state-owned Nigerian National Petroleum Company and has made payments, including royalties, fees and taxes, to the military government;

  The International Labor Organization has found Nigeria in violation of internationally accepted labor standards and has demanded the release of oil workers union leaders Frank Kokori, Milton Dabibi and others held incommunicado without charge or trial;

  The International Federation of Chemical, Energy, Mine and General Workers Unions (ICEM) has called for a global embargo on Nigerian oil exports;

  Africa Fund, Human Rights Watch, Rainforest Action Network, Sierra Club and TransAfrica, have called for economic and political sanctions on Nigeria, similar to those that were previously imposed on the apartheid regime in South Africa;

  Local governments in Alameda County (CA), Amherst (MA), Berkeley (CA), Cambridge (MA) and Oakland (CA) have passed laws that effectively bar their purchasing agents from buying goods or services from companies, such as Mobil, which do business in Nigeria;

  Consumers have boycotted and picketed Mobil service stations because of Mobil's presence in Nigeria;

  Growing public opposition to doing business in Nigeria may result in further consumer and local government boycotts of Mobil, which may, in the future, have significant material effects on our company;

  Levi Strauss bases its decision on whether to do business in a certain country based on criteria that include whether:

   "Brand image would be adversely affected by a country's perception or image among our customers and/or consumers"

   "Human rights environment would prevent us from conducting business activities in a manner that is consistent with the Global Sourcing Guidelines and other Company policies"

   "Political, economic and social environment would threaten the Company's reputation and/or commercial interests"

  RESOLVED: the Shareholders request the Board of Directors to review and develop guidelines for country selection and report these guidelines to shareholders and employees by October 1998. In its review, the Board shall develop guidelines on maintaining investments in or withdrawing from countries where:

  . there is a pattern of ongoing and systematic violation of human rights, . a government is illegitimate,
  . there is a call by human rights advocates, pro-democracy organizations or legitimately elected representatives for economic sanctions
  . Mobil's long-term financial performance may be potentially threatened by international criticism, economic sanctions and boycotts by consumers and local governments.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS
PROPOSAL.

  Since Mobil was organized, in 1866, the Corporation has had policies governing the conduct of its business. These policies were reaffirmed by the Board of Directors most recently in 1997, when the Board approved revised and restated "Mobil Business Conduct and Legal Compliance Policies." These Policies are prefaced by the following statement of the Board:

  "Mobil's worldwide business has flourished and grown for over 130 years. Our success has resulted not simply from satisfying the public's need for quality products at reasonable prices. It has also resulted from the conduct of our business with integrity and with the observance of the highest ethical and moral standards of the many countries in which we have operated around the world.

  "Mobil employees, wherever located, are expected to conduct their operations in a lawful manner and in a manner which is consistent with the highest ethical standards. Mobil's maintenance of the highest reputation for integrity is essential and is not in any circumstances to be sacrificed for the sake of results."

  The Board believes that this is the best approach to the conduct of business worldwide. The Board also believes that Mobil's active and sustained involvement in each country where it does business offers significant socio-economic benefits for the people of that country and that the way in which Mobil treats its employees in that country, together with the extremely high standards of ethics Mobil observes in its business operations in that country, help the cause of constructive change in that country. The Board does not believe, however, that it is appropriate for Mobil to attempt to develop guidelines for country selection like those described in the proposal.

  The proposal would, in effect, require that Mobil establish its own foreign policy and, based on that policy, consider and deal with any political and ideological issues which may arise in each country where the Corporation does or proposes to do business. The Board feels strongly that it is neither appropriate nor prudent for Mobil to seek to establish its own country-by-country foreign policy. For such a policy, the Board believes that Mobil should and must rely upon and strictly observe the laws and foreign policy created by the U.S. Government.

  Mobil is not unsympathetic to certain of the concerns expressed by the proponent. In fact, Mobil has been and is concerned about the political situation in Nigeria and its impact on human rights, and has taken every reasonable opportunity, both in public and in private, to express its concerns to the Nigerian government. Mobil believes, however, that it can best serve the interests of its shareholders and at the same time make the best possible contribution to the welfare and human rights of the peoples in the countries where it operates by adhering strictly to the very high standards for the conduct of its operations that are set forth in its policies which govern such conduct.

  FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THE PROPOSAL.

                              BOARD OF DIRECTORS

DIRECTORS' MEETINGS

  During 1997, the Board of Directors met eleven times and all current directors attended more than 75 percent of the meetings of the Board and their respective Board committees.

DIRECTORS' COMPENSATION

  Employee directors receive no additional compensation for service on the Board of Directors or its Committees. Each non-employee director receives an annual retainer comprised of $36,000 and 600 shares of Mobil common stock in the form of deferred common share equivalents. Non-employee directors also receive a fee of $1,250 for each Board meeting and committee meeting attended, plus travel allowances where appropriate. Directors who chair committees receive additional annual fees of $8,000. Non-employee directors may not participate in Mobil's incentive compensation or other employee benefit programs. However, Mobil provides $100,000 of non-contributory group life insurance and $500,000 of accidental death insurance for accidents occurring while on Mobil business.

  Under the Deferred Fee Plan, non-employee directors may defer, until retirement, receipt of all or a part of their fees and the cash portion of their annual retainers. Deferred amounts may either be credited with notional interest or be represented by common share equivalents which earn notional dividends equal to dividends declared on Mobil common stock. Notional interest on deferred cash accounts is credited at the average rate for 10-year U.S. Treasury bonds over a six-month period, plus 1%, currently 7.19% per year.

COMMITTEES OF THE BOARD

  The functions and current membership of the five standing committees established by the Board are described below. Each committee meets regularly during the year and promptly following each meeting advises the full Board of its actions and recommendations.

  The AUDIT COMMITTEE, established in 1969, met three times during 1997. The Committee reviews with the independent auditors and Mobil's General Auditor the general scope of their respective audit coverages. Such reviews include consideration of Mobil's accounting practices, procedures and system of internal accounting controls and any significant problems encountered. The Committee also recommends to the Board the appointment of Mobil's principal independent auditors.

  At least annually, the Committee reviews the services performed and the fees charged by the independent auditors engaged by Mobil and determines that the non-audit services rendered by the independent auditors do not compromise their independence.

  The independent auditors and Mobil's General Auditor have direct access to the Committee and may discuss with it any matters which may arise in connection with audits, the maintenance of internal accounting controls or any other matters relating to Mobil's financial affairs. Furthermore, the Committee may authorize the independent auditors to investigate any matters which the Committee deems appropriate and may present its recommendations and conclusions to the Board.

  The Audit Committee is composed entirely of non-employee directors. Members of the Committee are: Lewis M. Branscomb (Chairman), Charles A. Heimbold, Jr., Helene L. Kaplan, Aulana L. Peters and Iain D. T. Vallance.

  The COMMITTEE ON DIRECTORS AND BOARD AFFAIRS, established in 1977, met three times during 1997. The Committee reviews and makes recommendations to the Board regarding: corporate governance matters, including effectiveness of the Board, its committees and individual directors; procedures of the Board and its committees; and the composition, duties and responsibilities of the committees. The Committee also reviews and makes recommendations to the Board regarding compensation and meeting fees of non-employee directors.

  In addition, the Committee proposes to the Board a slate of directors for election by the stockholders at the annual meeting and identifies and proposes to the Board candidates to fill Board vacancies. The Committee considers suggestions from many sources, including stockholders, regarding possible candidates for director.

  The Committee will consider candidates proposed by stockholders in accordance with the following procedure:

  Nominations should be sent to the Secretary of the Committee on Directors and Board Affairs, Mobil Corporation, 3225 Gallows Road, Fairfax, Virginia 22037-0001. Nominations should describe the qualifications of the candidate and should be accompanied by a written statement that the candidate is willing to serve and is committed to representing the interests of all the stockholders. Candidates must be endorsed by a member of the Committee on Directors and Board Affairs or be supported by the holders of not less than 200 shares of common stock. This number is subject to periodic review by the Committee on Directors and Board Affairs.

  Nominations by stockholders may also be made at an annual stockholders' meeting in the manner provided in the Corporation's By-Laws. The By-Laws require, among other things, that written notice must be given to the Corporation of such nominations, at least 90 days prior to the anniversary date of the preceding annual meeting. For a description of the full procedure governing such nominations, reference is made to the By-Laws, a copy of which is available from the Secretary of the Corporation. At any meeting of stockholders, the presiding officer may refuse to acknowledge the nomination of any person not made in compliance with the procedure specified in the By-Laws.

  The Committee on Directors and Board Affairs is composed entirely of non-employee directors. Members of the Committee are: Allen F. Jacobson (Chairman), Donald V. Fites, Charles A. Heimbold, Jr., Helene L. Kaplan and Charles S. Sanford, Jr.

  The MANAGEMENT COMPENSATION AND ORGANIZATION COMMITTEE, established in 1960, met five times during 1997. The Committee reviews, approves and recommends to the Board: (1) the Corporation's employee and management compensation and benefit policies; (2) management incentive compensation plans, including stock option plans; (3) the amount and form of compensation of employee directors and senior managers of the Corporation; and (4) all senior management appointments and any significant structural changes in the management and organization of the Corporation. The Committee also administers the Mobil incentive compensation and stock option plans.

  The Management Compensation and Organization Committee is composed entirely of non-employee directors. Members of the Committee are: Robert G. Schwartz (Chairman), Donald V. Fites, Allen F. Jacobson, Samuel C. Johnson and J. Richard Munro. Charles S. Sanford, Jr. served as a member of the Committee through February 27, 1998.

  The report of the Committee on Executive Compensation is set forth beginning on page 17.

  The PUBLIC ISSUES COMMITTEE, established in 1973, met three times during 1997. The Committee reviews and makes recommendations regarding: (1) Mobil's domestic and international policies, programs, position and strategies involving political, social and environmental trends and issues; (2) shareholder proposals; (3) support of business, charitable and educational organizations; (4) the Corporation's employment and workplace policies and practices, including those relating to equal employment opportunity, non-discrimination and diversity in the workplace; and (5) the Corporation's environmental, health and safety policies, programs, practices and performance.

  The Public Issues Committee is composed entirely of non-employee directors. Members of the Committee are: Samuel C. Johnson (Chairman), Lewis M. Branscomb, J. Richard Munro, Aulana L. Peters, Robert G. Schwartz and Iain D.
T. Vallance.

  The FINANCE COMMITTEE, which was established in February, 1998, will meet for the first time in April, 1998. The Committee will review and make recommendations to the Board regarding: the Corporation's financial structure, condition and major policies; the Corporation's policies and programs for the management of risk, including its insurance program; and the funding, performance and administration of pension benefit plans.

  The Finance Committee is composed entirely of non-employee directors. Members of the Committee are Charles S. Sanford, Jr. (Chairman), Donald V. Fites, Charles A. Heimbold, Helene L. Kaplan, Aulana L. Peters and Iain D.T. Vallance.

                            EXECUTIVE COMPENSATION
                            ----------------------

MANAGEMENT COMPENSATION AND ORGANIZATION COMMITTEE REPORT

  The Management Compensation and Organization Committee of Mobil's Board of Directors consists of directors who are neither employees nor officers of the Company. The Committee regularly reviews the Corporation's executive compensation policies and programs and determines the compensation of the senior executive officers. The Committee's decisions on compensation of the Chairman and Chief Executive Officer and other employee directors are reviewed with and approved by all of the non-employee directors, who constitute a majority of the Board.

  The executive compensation program includes four elements which, in the Committee's view, constitute a flexible and balanced method of establishing total compensation for senior management. The four compensation elements, further discussed below, are base salary, short-term incentive, long-term incentive, and stock options.

  The Committee's overall philosophy regarding the compensation of Mobil's executive officers is that such officers should receive total compensation that is equal to the average for comparable positions paid by the seven petroleum comparator or peer companies referred to under "Base Salaries" below when the Corporation's performance is average compared to those companies; total compensation that is below the average for comparable positions when the Corporation's comparative performance is below average; and total compensation that is above the average for comparable positions when the Corporation's comparative performance is above average.

BASE SALARIES

  The Committee annually reviews salary ranges for senior positions and approves adjustments necessary to align these ranges with the competitive rates of pay reported by seven major petroleum companies for similar positions. These companies constitute Mobil's petroleum comparator group, as named in the Performance Graph on page 21, except that the salary data for the U.S. subsidiaries of British Petroleum Company p.l.c. and Royal Dutch Petroleum Company/"Shell" Transport and Trading Company p.l.c. are used because parent company data are not available. These seven companies have been chosen as comparators because they are the major companies in direct competition with Mobil in most of its areas of business.

  The Committee annually adopts guidelines for executive salary increases which are consistent with guidelines for all U.S. salaried employees. These guidelines are generally based on the average salary increase budget within the comparator group. Actual salaries within the established salary ranges are determined based on the individual executive's performance, position in the salary range and experience level.

  The Committee's guidelines apply to annual periods beginning on July 1. The guidelines adopted by the Committee for the year beginning July 1, 1997 provided for base pay increases for employees whose salaries were below the competitive rate for their jobs, and lump sum payments in lieu of base pay increases for employees whose salaries were above the competitive rate for their jobs. Mr. Noto's performance during 1997 was excellent--Mobil achieved record operating earnings for the third consecutive year, largely because sales volumes increased significantly, operating performance was excellent in all business segments, and the company continued to benefit from expense reduction programs and recently formed alliances. For this reason, and in view of the fact that Mr. Noto's position in his salary range was below the competitive rate for the job, the Board approved an increase in Mr. Noto's base salary to $930,000.

  Mr. Noto's base salary continues to be substantially below both the average and median base salary paid for a comparable position by the companies in the petroleum comparator group.

SHORT-TERM INCENTIVE PROGRAM

  The goal of the short-term incentive program is to place a portion of executives' annual compensation at risk to encourage and reward sustained high performance each year.

  Under guidelines adopted by the Committee for administering the 1995 Mobil Incentive Compensation and Stock Ownership Plan (the "1995 Plan"), under which short-term incentive awards for 1997 were made, a short-term incentive award target has been set for each eligible employee. This target is the difference between the estimated total cash compensation (base salary plus short-term incentive award) for comparable positions at the petroleum comparator companies and the midpoint of the salary range for the employee's salary grade. This target is then multiplied by a performance factor which, in the case of the Chairman and Chief Executive Officer and the other five executive officers identified in the Summary Compensation Table on page 22 (the "named executive officers"), can range from 0 to 1.5 depending equally on the Corporation's ranking in Return on Capital Employed and its Earnings per Share growth during the preceding year, in each case relative to that of the peer companies during the same year.

  Based on the Corporation's performance during 1997, Mobil's ranking among its peers was fourth in return on capital employed and in earnings per share growth, indicating an above average performance factor of 1.20. Accordingly, the Committee approved an award of $1,130,400 for Mr. Noto, which was the amount determined by multiplying Mr. Noto's incentive award target by the 1997 performance factor. The Committee notes that this award does not exceed the maximum award payable to Mr. Noto under the terms of the 1995 Plan as approved by shareholders.

LONG-TERM INCENTIVE PROGRAM

  The long-term incentive program links executive rewards to growth in long-term shareholder value. The program focuses executives' attention on the Corporation's performance over a period longer than one year. In the opinion of the Committee, this program is a key tool in building value for Mobil shareholders, because it rewards the strategic decisions on capital investments which are necessary for success in the petroleum industry. It is structured in four-year performance cycles during which achievement of longer term financial, strategic, and operational objectives is measured. Contingent stock equivalents (also known as performance shares) are allotted annually at the beginning of each four-year performance period. The number of performance shares allotted to each executive is calculated by multiplying base salary by a percentage which varies with the position level, and then converting these amounts into performance shares at the average market price over the 30 trading days immediately preceding the date of allotment. In accordance with the 1991 Mobil Incentive Compensation and Stock Option Plan, under which the contingent allotments for the 1994-1997 period were made, amounts equal to dividends paid on Mobil common stock were paid during the four-year cycle for the performance shares allotted.

  At the end of the four-year performance period, the Committee determines what percent of the performance share allotments should be converted into actual awards. The policy for determining actual awards is based on Mobil's performance relative to its petroleum comparator group using five criteria: earnings per share growth, return on capital employed, total shareholder return, other defined operating and financial factors relative to competition, and the degree to which Mobil's internal corporate objectives are achieved. In assessing performance for the cycle, the Committee assigns equal weight, or 20%, to each of the five criteria. If the Committee approves any actual awards based on Mobil's relative performance, its policy is to approve awards within a range of 40% to 120% of the performance shares allotted. The design of the Plan provides a normal award of 100% when Mobil achieves average performance within its peer group, with higher or lower percentage payments for higher or lower than average performance.

  Mobil's performance for the 1994-1997 period was compared in detail with the performance of the seven companies in its petroleum comparator group, using the criteria defined above. Relative to the comparator group Mobil's annual total return to shareholders ranked fourth at 20.5% over the four year cycle. Mobil's relative ranking in earnings per share growth was also fourth and its relative ranking in return on capital employed was fifth. Mobil successfully achieved, or made significant progress towards achieving, all of its stated internal objectives, and was especially successful in its cost reduction initiatives. Taking all of these factors into account, the Committee judged Mobil's overall performance to be at the average of its peers during the performance cycle, and approved actual awards for the 1994-1997 period at 100% of the performance shares allotted.

  These contingent allotments were made in January 1994 when the market value of Mobil common stock was $39.31 per share, on a post-split basis. Actual awards at the end of the cycle thus include appreciation in the market value of Mobil common stock of $30.34 per share between January 1994 and January 1998. As a result, Mr. Noto received an actual award of $1,417,335. This was based on an allotment of 20,350 shares, on a post-split basis, which, based on the market value of Mobil common stock at the time of the allotment of $39.31 per share, had a nominal "value" at the time of grant equal to his then-annual salary. Mr. Noto elected to defer two-thirds of this award and received 13,634 common share equivalents as a result of such deferral.

STOCK OPTIONS

  Stock options are granted to emphasize the importance of increasing shareholder value over the long term, and to encourage and facilitate executives' personal ownership of Mobil stock. The Committee's policy is to grant options annually, at fair market value, to sustain executives' long-term perspective. The Committee has established stock ownership guidelines which provide a strong incentive for executives to strive for long-term results and to become significant Mobil shareholders. These guidelines call for executives to own Mobil stock equal in value to a specified multiple of their respective annual salaries, with the multiple increasing with increases in executives' salary grades. A five year period for compliance with these guidelines is provided for executives moving to positions requiring higher levels of stock ownership.

  Stock Option grant size is related to the level of responsibility and individual performance of executives and is intended, in conjunction with the Long-Term Incentive Program, to provide executives with the opportunity for total average long-term incentive compensation comparable to that afforded for similar positions by the petroleum comparator companies over time. Because a number of Mobil's competitors have just one form of long-term compensation, generally stock options, the grant size is not targeted to the number of options granted by other companies.

  In 1997, the Committee awarded Mr. Noto 280,000 stock options, on a post-split basis. This grant included an annual grant of 140,000 options and a special one-time grant of 140,000 options in recognition of special achievements of long-term value to the Company. The Committee also noted that on an ongoing basis, Mr. Noto's cash compensation has been low relative to that paid by the petroleum comparator group for comparable positions. The annual grant of 140,000 options was the same number granted in 1996, which the Committee believes is competitively justified as described above.

SUMMARY

  The Committee believes that the compensation program described above effectively links executive and shareholder interests and provides incentives that are consistent with the long-term strategies required for success in the petroleum industry. Generally, a majority share of senior executives' total compensation is structured in the form of incentives which reward the executive depending on corporate and individual performance. Within the program's mix of performance-based incentives, an executive has an opportunity to earn above average total compensation for above average corporate and individual performance.

  Each year, the Committee reviews the compensation program, giving particular attention to the program's linkage to increasing shareholder value while maintaining competitive total compensation within the petroleum comparator group. Since the competitive market for executive talent extends beyond the petroleum industry, cross checks are also made each year against a broader comparator group. As in the prior year, in 1997 an outside consultant reviewed for the Committee the total compensation of the Chairman and Chief Executive Officer and other senior executives. This review was based on a survey of comparable positions at eighteen other major corporations of similar size, complexity and quality from both the oil and other industries.

  In 1997, Mobil's total compensation for its top senior executives was at the 56th percentile of the comparator group while Mobil's five year total return to shareholders ranked in the middle of the group.

EXECUTIVE COMPENSATION TAX DEDUCTIBILITY

  Section 162(m) of the Internal Revenue Code of 1986 (the "Code") limits the Company's Federal income tax deduction for certain executive compensation in excess of $1 million paid to named executive officers. The $1 million deduction limit does not apply, however, to "performance-based compensation" as that term is defined in Section 162(m)(4)(C) of the Code and regulations promulgated thereunder.

  All awards made to the named executive officers under the 1995 Plan are intended to qualify as performance-based compensation and should therefore be fully deductible for Federal income tax purposes. Awards made under prior Plans are deductible for Federal income tax purposes to the extent permitted by transitional rules provided by Internal Revenue Service regulations.

  The Committee recognizes the possibility that at times, the amount of the base salary of a named executive officer, and other compensation not described in the preceding paragraph, may exceed $1 million and therefore may not be fully deductible for Federal income tax purposes. The Committee's policy is to make a determination at any such time whether to authorize the payment of such amounts without regard to deductibility or whether the terms of such payment should be modified so as to preserve any deduction otherwise available.

  Management Compensation and Organization Committee

    Robert G. Schwartz, Chairman         Samuel C. Johnson
    Donald V. Fites                      J. Richard Munro
    Allen F. Jacobson                    Charles S. Sanford, Jr.

PERFORMANCE GRAPH

      The following graph compares the five-year cumulative total shareholder return, including reinvested dividends, on Mobil common stock, with two other indexes:


                   COMPARISON OF FIVE YEAR TOTAL RETURN (1)

              MOBIL, S&P 500, SEVEN MAJOR PETROLEUM COMPANIES (2)

                           [LINE GRAPH APPEARS HERE]


Date              Mobil             S&P 500          Petroleum Companies
----              -----             -------          -------------------
1992              $100              $100                    $100
1993              $131              $110                    $120
1994              $145              $112                    $129
1995              $200              $153                    $170
1996              $226              $188                    $217
1997              $275              $251                    $270


      Assumes $100 invested on December 31, 1992, in Mobil common stock, S&P 500 Index, and a composite index, weighted by market capitalization each year, of the following seven major petroleum companies: Exxon Corporation, Chevron Corporation, Amoco Corporation, Royal Dutch Petroleum Company/ "Shell" Transport and Trading Company p.l.c., Atlantic Richfield Company, British Petroleum Company p.l.c., and Texaco Inc.

----------
(1) Total return assumes reinvestment of dividends
(2) Fiscal year ending December 31.

  The following table presents information for the past three years for the Chief Executive Officer, the other four most highly compensated executive officers of Mobil and a former director and executive vice president of Mobil Corporation.

SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                       COMPENSATION
                                                                   ---------------------
                                       ANNUAL COMPENSATION           AWARDS    PAYOUTS
                                  -------------------------------- ---------- ----------
                                                           OTHER   SECURITIES
                                                          ANNUAL   UNDERLYING            ALL OTHER
NAME AND PRINCIPAL POSITION                               COMPEN-   OPTIONS/     LTIP     COMPEN-
  AS OF DECEMBER 31, 1997    YEAR  SALARY       BONUS    SATION(1)  SARS (2)   PAYOUTS   SATION(3)
---------------------------  ---- --------    ---------- --------- ---------- ---------- ---------
Lucio A. Noto...........     1997 $890,000(4) $1,130,400 $ 43,142   280,000   $1,417,335 $ 61,833
  chairman of the board      1996  850,000       650,000   72,883   140,000    1,089,086  113,000
  and chief executive        1995  833,333       675,000   93,028   140,000      870,733   74,383
  officer, Mobil
  Corporation
Eugene A. Renna.........     1997  670,000       473,900   32,355    70,000    1,062,967   84,349
  director and executive     1996  670,000       350,000   64,468    70,000    1,140,984   76,860
  vice president, Mobil      1995  660,000       400,000   89,316    70,000    1,008,212   54,760
  Corporation
Robert O. Swanson.......     1997  617,500       473,900   27,500    70,000      903,473   43,020
  director and executive     1996  600,000       350,000   54,325    70,000      954,280   71,960
  vice president, Mobil      1995  600,000       400,000   73,453    70,000      788,269   71,960
  Corporation
Thomas C. DeLoach, Jr...     1997  482,500       352,000   15,569    55,000      511,494   28,825
  senior vice president      1996  470,000       225,000   32,530    55,000      598,906   49,400
  and chief financial        1995  470,000       260,000   44,254    55,000      481,174   49,400
  officer, Mobil
  Corporation
Walter R. Arnheim.......     1997  352,000       183,700    8,357    33,000      274,552   40,690
  treasurer, Mobil           1996  352,000       122,100   16,834    33,000      300,751   38,550
  Corporation                1995  343,000       150,000   23,396    26,000      265,695   28,132
Paul J. Hoenmans........     1997  496,666       315,900   37,755    50,000    1,161,170   78,595
  retired director and       1996  745,000       350,000   77,110    70,000    1,369,077   82,110
  executive vice             1995  745,000       400,000  103,972    70,000    1,109,089   94,950
  president, Mobil
  Corporation

-------
(1) Dividend equivalent payments in respect of allotments of contingent share equivalents under the long-term incentive program.
(2) Number of shares covered by grants may be exercised as stock options only. All options have been adjusted to reflect the two-for-one stock split in 1997.
(3) Company allocations to Mobil's Supplemental Employees Savings Plan and in 1997, 1996 and 1995, respectively, lump sum payments in lieu of salary increases of $0, $50,000 and $15,000 to Mr. Noto, $35,000, $28,000 and
    $8,000 to Mr. Renna, $0, $28,000 and $28,000 to Mr. Swanson, $0, $20,000
    and $20,000 to Mr. DeLoach, $15,000, $13,000 and $4,000 to Mr. Arnheim and $35,000, $28,000 and $40,000 to Mr. Hoenmans, as a result of a change in the salary administration policy for all U. S. salaried employees.
(4) Effective July 1, 1997, Mr. Noto's base salary was increased to $930,000.

OPTION TABLES

  THE FOLLOWING TWO TABLES PRESENT FURTHER DETAILS ON STOCK OPTIONS, ALL OF WHICH HAVE BEEN ADJUSTED TO REFLECT THE TWO-FOR-ONE STOCK SPLIT IN 1997.

                                                                    POTENTIAL REALIZABLE VALUE AT
                                                                       ASSUMED ANNUAL RATES OF
                                                                      STOCK PRICE APPRECIATION
                                     INDIVIDUAL GRANTS                   FOR OPTION TERM(2)
                         ----------------------------------------- -------------------------------------
                         NUMBER OF  % OF TOTAL
                         SECURITIES  OPTIONS
                         UNDERLYING GRANTED TO EXERCISE                                                     GRANT DATE
                          OPTIONS   EMPLOYEES  OR BASE  EXPIRATION                                           PRESENT
          NAME           GRANTED(1)  IN 1997    PRICE      DATE      0%           5%             10%         VALUE(3)
          ----           ---------- ---------- -------- ---------- ---------  -----------    -----------    ----------
                                                                   $ 61.75(4)      100.58(4)      160.16(4)
Lucio A. Noto...........  280,000      6.0%     $61.75  2/27/2007  $     0     10,872,400     27,554,600    $3,088,400
Eugene A. Renna.........   70,000      1.5%     $61.75  2/27/2007  $     0      2,718,100      6,888,700    $  772,100
Robert O. Swanson.......   70,000      1.5%     $61.75  2/27/2007  $     0      2,718,100      6,888,700    $  772,100
Thomas C. DeLoach, Jr...   55,000      1.2%     $61.75  2/27/2007  $     0      2,135,650      5,412,550    $  606,650
Walter R. Arnheim.......   33,000      0.8%     $61.75  2/27/2007  $     0      1,281,390      3,247,530    $  363,990
Paul J. Hoenmans........   50,000      1.1%     $61.75  2/27/2007  $     0      1,941,500      4,920,500    $  551,500

                           OPTION/SAR GRANTS IN 1997

-------
(1) Number of shares covered by grants which may be exercised as stock options. Options may be granted to employees as Incentive Stock Options as defined in the Internal Revenue Code ("qualified options") or options which are not so qualified ("non-qualified options"). All options are granted at an option price equal to the fair market value of a share of Mobil common stock on the date of grant (but not less than the par value) for up to ten years after grant as determined by the Management Compensation and Organization Committee. All options are 100% exercisable after three years. Options are not transferable by the employee. If the employee dies before exercising an option, it may be exercised on behalf of his or her estate or distributed to an heir or legatee.
(2) The figures shown are potential future undiscounted values and are unrelated to the Grant Date Present Values shown in the next column.
(3) Value based on modified Black-Scholes option pricing model which includes assumptions for variables such as interest rates, stock price volatility and future dividend yield. The Company's use of this model should not be construed as an endorsement of its accuracy. Whether the model assumptions used will prove to be accurate cannot be known at the date of grant. The Black-Scholes model produces a value based on freely tradeable securities. Mobil employee stock options are not transferable so the "present value" shown cannot be realized by the holder. Recognizing the limitations of the model as described, the following assumptions were used to estimate the Grant Date Present Value: dividend yield of 3.43%, five-year zero-coupon risk-free interest rate of 6.39%, estimated volatility of 16% and estimated average expected option term of five years. Mobil stock options are issued at the fair market value of its stock on the date of grant, and terminate if unexercised after ten years. The holder can derive a benefit only to the extent the market value of Mobil common stock is higher than the exercise price at the date of the actual exercise.
(4) If the assumed annual rate of stock price appreciation of 0%, 5% or 10% per year should occur, the market value per share of Mobil common stock at the end of the ten-year option term would be $61.75, $100.58, or $160.16, as the case may be.

AGGREGATED OPTION/SAR EXERCISES IN 1997 AND YEAR-END OPTION/SAR VALUES

                                                        NUMBER OF
                                                        SECURITIES        VALUE OF
                                                        UNDERLYING      UNEXERCISED
                                                       UNEXERCISED      IN-THE-MONEY
                                                     OPTIONS/SARS AT  OPTIONS/SARS(4)
                                                          FY-END         AT FY-END
                                                     ---------------- ----------------
                         SHARES ACQUIRED    VALUE      EXERCISABLE/     EXERCISABLE/
        NAME             ON EXERCISE(1)  REALIZED(2) UNEXERCISABLE(3) UNEXERCISABLE(3)
        ----             --------------- ----------- ---------------- ----------------
Lucio A. Noto...........     60,000      $2,146,875       243,582       $ 8,668,810
                                                          560,000         8,973,125
Eugene A. Renna.........     41,450      $1,557,070       116,522       $ 4,139,247
                                                          210,000         3,755,938
Robert O. Swanson.......          0      $        0        70,000       $ 2,229,063
                                                          210,000         3,755,938
Thomas C. DeLoach, Jr...          0      $        0       194,744       $ 7,526,801
                                                          165,000         2,951,094
Walter R. Arnheim.......          0      $        0       102,622       $ 3,959,273
                                                           92,000         1,570,938
Paul J. Hoenmans........     27,796      $  964,277       455,702       $13,792,702
                                                                0                 0

-------
(1) Represents number of shares covered by stock options or SARs exercised.
(2) Difference between exercise price and market value on date of exercise.
(3) Qualified options granted prior to 1995 were 100% exercisable after one year; non-qualified options granted prior to 1995 were 50% exercisable after one year, 100% exercisable after two years. All options granted in 1995 and thereafter are 100% exercisable after three years.
(4) Value of unexercised in-the-money options is based on the December 31, 1997 stock price of $72.1875.

                                ---------------

LONG-TERM INCENTIVE PROGRAM CONTINGENT ALLOTMENTS IN 1997

  All contingent allotments have been adjusted to reflect the two-for-one stock split in 1997.

                            NUMBER OF     PERFORMANCE OR OTHER    ESTIMATED FUTURE PAYOUTS
                         CONTINGENT STOCK     PERIOD UNTIL     -------------------------------
        NAME               EQUIVALENTS    MATURATION OR PAYOUT THRESHOLD   TARGET    MAXIMUM
        ----             ---------------- -------------------- --------- ---------- ----------
Lucio A. Noto...........      17,658           1997-2000          $ 0    $1,274,687 $1,912,030
Eugene A. Renna.........       9,668           1997-2000            0       697,909  1,046,863
Robert O. Swanson.......       9,668           1997-2000            0       697,909  1,046,863
Thomas C. DeLoach, Jr...       5,930           1997-2000            0       428,072    642,108
Walter R. Arnheim.......       2,646           1997-2000            0       191,008    286,512
Paul J. Hoenmans........       9,668           1997-2000            0       116,294    174,441

  Under this program, allotments of contingent stock equivalents (also known as performance shares) are determined for participants annually, at the start of a four-year performance period. These allotments are based on dollar amounts, determined by reference to participants' level within the Company and the midpoint of the participants' salary grade at the beginning of each period, which are then converted into performance shares at the average market price for Mobil common stock over the 30 trading days immediately preceding the allotment. Over the four-year cycle, dividend equivalents will be credited with respect to these allotments and will be immediately converted into additional performance shares. After the end of the period, the Management Compensation and Organization Committee of the Board of Directors determines the extent to which the contingent allotments should be converted into actual awards. The Committee's policy in granting actual awards is based on Mobil's performance relative to its petroleum comparator group using three criteria: earnings per share growth, return on capital employed, and total shareholder return.

  Payouts under the program are based in part on the price of Mobil's common stock. The price used for the estimates provided is $72.1875 per share, the closing price of Mobil common stock on the New York Stock Exchange on December 31, 1997. Actual payouts, if any, will be based on the mean of the high and low sales prices of Mobil common stock on such Exchange for a period of 30 trading days immediately preceding the determination of the Committee referred in the preceding paragraph. Estimated future payouts for Mr. Hoenmans reflect a proration in proportion to completed months of service during the performance cycle.

PENSION TABLE

  Mobil employees in the higher salary classifications receive pension benefits under two plans, which are non-contributory: a retirement plan qualified under the Internal Revenue Code of 1986, as amended, which is non-discriminatory, and a supplemental plan that provides benefits that cannot be provided under the qualified plan, due to the limitations imposed by Sections 415 and 401(a)(17) of the Code, plus certain additional benefits. Employees who retire or terminate as vested participants are entitled to receive retirement benefits under these plans computed under a final average pay formula. Benefits under the qualified plan are provided, at an employee's election, either in the form of a life annuity or in one of several alternative forms having an equivalent actuarial value. Benefits under the supplemental plan, which will constitute the majority of the benefits payable to Messrs. Noto, Renna, Swanson, DeLoach and Arnheim, are provided only in the form of an annuity for a fixed number of years equal to one-half the employee's life expectancy. The table below shows the annual annuity amount that would be payable for life to employees in the higher salary classifications, commencing at age 60 or older, if they were to elect a life annuity under the qualified plan and if the benefits provided under the supplemental plan for one-half the employee's life expectancy were converted to a life annuity having an equivalent actuarial value.

           ESTIMATED ANNUAL BENEFITS UNDER FINAL AVERAGE PAY FORMULA

   EARNINGS CREDITED                          YEARS OF SERVICE AT RETIREMENT
     FOR RETIREMENT      ------------------------------------------------------------------------
     PLAN BENEFITS*         15       20        25         30         35         40         45
   -----------------     -------- -------- ---------- ---------- ---------- ---------- ----------
$  400,000.............. $104,000 $138,000 $  172,000 $  206,000 $  241,000 $  276,000 $  311,000
   600,000..............  160,000  213,000    266,000    319,000    372,000    426,000    480,000
   800,000..............  216,000  288,000    359,000    431,000    503,000    576,000    649,000
 1,000,000..............  273,000  363,000    453,000    544,000    634,000    726,000    817,000
 1,200,000..............  329,000  438,000    547,000    656,000    766,000    876,000    986,000
 1,400,000..............  385,000  513,000    641,000    769,000    897,000  1,026,000  1,155,000
 1,600,000..............  441,000  588,000    735,000    881,000  1,028,000  1,176,000  1,324,000
 1,800,000..............  498,000  663,000    828,000    994,000  1,159,000  1,326,000  1,492,000
 2,000,000..............  554,000  738,000    922,000  1,106,000  1,291,000  1,476,000  1,661,000
 2,200,000..............  610,000  813,000  1,016,000  1,219,000  1,422,000  1,626,000  1,830,000
 2,400,000..............  666,000  888,000  1,110,000  1,331,000  1,553,000  1,776,000  1,999,000
 2,600,000..............  723,000  963,000  1,203,000  1,444,000  1,684,000  1,926,000  2,168,000

-------
* Earnings credited for retirement plan benefits represent one-third of the highest consecutive 36 months of base salary ("Salary" in the table on page
  22) out of the last 120 months before retirement plus one-third of 100% of the highest three consecutive completed calendar years of short-term incentive compensation ("Bonus" in the table on page 22) awarded out of the last 10 completed calendar years before retirement. The amounts shown reflect the estimated amount of the offset under the plan for Social Security benefits. Estimated credited years of service are as follows for Mr. Noto, 37 years; Mr. Renna, 29 years; Mr. Swanson, 40 years; Mr. DeLoach, 29 years; and Mr. Arnheim, 29 years.

STOCK-BASED HOLDINGS OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

  The following table sets forth the shares of Mobil's common stock, the shares of such stock acquirable within 60 days pursuant to the exercise of employee stock options, the deferred common share equivalents, and the total Mobil stock-based holdings, which are beneficially owned by each director and nominee for director, each current executive officer named in the Summary Compensation Table on page 22 who is not a director, all directors and current executive officers as a group, and the former executive officer named in the Summary Compensation Table on page 22. The table indicates the alignment of these individuals' personal financial interests with the interests of the Company's stockholders because the value of their total holdings is dependent upon the price of Mobil's common stock.

                                                 COMMON
                                                 SHARES    DEFERRED     TOTAL
                                       COMMON  ACQUIRABLE   COMMON     STOCK-
DIRECTORS, NOMINEES AND CURRENT        SHARES    WITHIN      SHARE      BASED
EXECUTIVE OFFICERS                      OWNED   60 DAYS   EQUIVALENTS HOLDINGS
-------------------------------        ------- ---------- ----------- ---------
Walter R. Arnheim ....................  35,504   128,622      7,924     172,050
Lewis M. Branscomb....................   2,000         0      1,036       3,036
Thomas C. DeLoach, Jr.................  98,663   249,744      7,078     355,485
Donald V. Fites.......................   3,853         0      4,343       8,196
Charles A. Heimbold, Jr...............   2,000         0      1,899       3,899
Allen F. Jacobson.....................   2,316         0     22,949      25,265
Samuel C. Johnson.....................  40,000         0      1,036      41,036
Helene L. Kaplan......................   8,000         0     12,690      20,690
J. Richard Munro......................   2,000         0      6,149       8,149
Lucio A. Noto......................... 132,746   355,000     54,737     542,483
Aulana L. Peters......................     200         0      8,837       9,037
Eugene A. Renna....................... 117,324   186,522      7,846     311,692
Charles S. Sanford, Jr................   4,002         0      4,813       8,815
Robert G. Schwartz....................   2,000         0     18,779      20,779
Robert O. Swanson..................... 116,675   140,000      7,211     263,886
Iain D. T. Vallance...................       0         0        613         613
All directors and current executive
 officers as a group, including those
 named above.......................... 634,617 1,273,040    184,659   2,092,316
FORMER EXECUTIVE OFFICER
------------------------
Paul J. Hoenmans...................... 110,962   327,798     15,672     454,432

  The information in the table is as of March 1, 1998, except it is as of March 1, 1997 with respect to Mr. Hoenmans, who retired in 1997. Common shares owned by directors and current executive officers include 11,263 shares held by family members or family trusts of certain directors and officers, as to which shares such persons disclaim beneficial ownership. Common shares owned by directors and current executive officers also include 13,000 shares of restricted stock held by certain officers as to which shares such officers possess sole voting power, but no investment power, during the restricted period. Sole discretion as to voting and investment power exists as to all remaining common shares which the directors and current executive officers presently hold. Deferred common share equivalents are stock equivalents equal in value to common stock which earn dividend equivalents equal to dividends declared on common stock. Executive officers are credited with deferred common share equivalents under the Supplemental Employees Savings Plan of Mobil Oil Corporation, and incentive awards to such officers may be deferred and paid in such equivalents under the 1995 Mobil Incentive Compensation and Stock Ownership Plan and its predecessors. Non-employee directors receive a portion of their annual retainers in such equivalents and may elect to receive all or part of their fees and the cash portion of their annual retainers in such equivalents under the Deferred Fee Plan referred to on page 15. In addition, when the retirement plan for non-employee directors was terminated in January, 1997, certain of such directors elected to receive the actuarial present values of their accrued benefits under that plan in such equivalents. Individuals credited with deferred common share equivalents have neither investment nor voting powers in respect of such equivalents.

  No individual named above owns beneficially more than 1% of the outstanding shares of either of Mobil's classes of voting securities, nor do all directors and current executive officers as a group, including those named above. As of March 1, 1998, the Trustee under the Employees Savings Plan of Mobil Oil Corporation held 30,320,525 shares of the common stock of Mobil in such Plan, which is approximately 3.88% of the total number of shares of common stock outstanding at that date. As of the same date, the Trustee under the Mobil Employee Stock Ownership Plan, which is incorporated in the Employees Savings Plan, held all 170,029 outstanding shares of the Series B ESOP Convertible Preferred Stock. The shares of common stock and preferred stock so held by such Trustees together represented 5.93% of the votes which may be cast by the voting securities of Mobil outstanding as of March 1, 1998. All such shares of common stock are beneficially owned by participants in the Employees Savings Plan; all such shares of Series B ESOP Convertible Preferred Stock which have been allocated to participants in the Employee Stock Ownership Plan, numbering 87,123, are beneficially owned by such participants, the balance being held for such allocation over the life of the Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Pursuant to Section 16(a) of the Securities and Exchange Act of 1934, Mobil's directors and officers are required to file reports with the Securities and Exchange Commission and the New York Stock Exchange, within specified monthly and annual due dates, relating to their ownership of and transactions in the Corporation's equity securities. Robert F. Amrhein, an officer of the Corporation, inadvertently filed one monthly report relating to one transaction after the due date therefor.

SPECIAL ARRANGEMENTS RELATING TO POSSIBLE CHANGE OF CONTROL

  The Board of Directors has defined certain events, which are described below, the occurrence of which might precede either a threat or a major challenge to control of the Corporation. The Board has indicated that certain arrangements affecting executive employees, including Messrs. Noto, Renna, Swanson, DeLoach and Arnheim, might, in the discretion of the Management Compensation and Organization Committee, be implemented upon the occurrence of such events. If an event that might precede a threat to control should occur, these arrangements are accelerated consideration and vesting of awards under the short-term and long-term incentive compensation programs and the Mobil Management Retention Plan and acceleration of the right to exercise any outstanding stock options not currently exercisable. If an event that might precede a major challenge to control should occur, these arrangements are payment of vested awards under the short-term and long-term incentive compensation programs and funding of currently unfunded employee benefits. In addition, if the employment of such persons is terminated within two years of a change of control, as defined below, they would receive payment of special termination allowances and reimbursement of any fees and expenses of counsel in connection with employee claims and costs of financial counseling and tax planning. The Board has also determined that special termination allowances would be paid to all other employees whose employment is terminated within designated periods following a change of control. Awards which would currently be payable as of December 31, 1997, under Mobil's special termination allowance plan, upon involuntary termination of employment after a change of control, are as follows: Mr. Noto, $4,120,800; Mr. Renna, $2,286,000; Mr. Swanson, $2,217,800; Mr. DeLoach, $1,694,000; and Mr. Arnheim,
$1,071,400.

  Under Mobil's Management Retention Plan, conditional deferred awards, the principal amount of which cannot exceed $1 million for any one person during his or her working lifetime, have been made to selected executives whose continued success is considered key to the long-term success of Mobil. Payments, including either notional interest on the awards or the cash value of dividend equivalents if awards are converted to share equivalents, are made only after normal retirement, approved early retirement, death or long-term disability. In the event of a change of control of the Corporation, deferred awards plus either interest or the cash value of dividend equivalents would be payable to participants whose employment has been or is to be terminated. The amounts that would be payable as of December 31, 1997 in such an event are as follows: Mr. Noto, $1,936,998; Mr. Renna, $1,759,626; Mr. Swanson, $2,214,858;
Mr. DeLoach, $1,227,366; and Mr. Arnheim, $793,769.

  The following are the events defined by the Board the occurrence of which might precede a threat to control of the Corporation: (a) a stockholder or one of a group of stockholders who or which is the beneficial owner of at least 5% of Mobil's outstanding stock (an "interested stockholder") proposes removal of a director or election of a director other than one nominated by the Board,
(b) any stockholder or group of stockholders acting in concert owns beneficially or has acquired the right to vote shares representing more than 10% of Mobil's outstanding stock, (c) an announcement is made of a serious tender offer for some or all of Mobil's outstanding stock, or (d) an interested stockholder proposes a "business combination". A business combination is (i) a merger between Mobil and the interested stockholder, (ii) a sale or other disposition by Mobil of assets worth at least $100 million in a transaction involving the interested stockholder, (iii) the issuance of securities by Mobil to the interested stockholder in exchange for cash or property (including stock or securities) worth at least $100 million, (iv) the adoption of a plan to liquidate or dissolve Mobil, or (v) any reclassification of Mobil's securities, recapitalization of the Corporation, merger of Mobil with any of its subsidiaries or any other transaction which would have the effect of increasing the proportionate share of Mobil's outstanding stock owned by the interested stockholder. The following are the events defined by the Board the occurrence of which might precede a major challenge to control of the Corporation: (1) a date is set for a meeting of stockholders to consider a business combination, (2) an interested stockholder begins to solicit proxies to propose the election of a director, removal of an incumbent director or a business combination, (3) an announcement is made of a serious tender offer for some or all of Mobil's outstanding stock, or (4) any stockholder or group of stockholders acting in concert owns beneficially or has acquired the right to vote shares representing more than 25% of Mobil's outstanding stock. A change of control occurs when the incumbent directors (which term includes subsequent directors who are approved by at least a majority of the incumbent directors) cease to constitute a majority of the Board, any stockholder or group of stockholders acting in concert owns beneficially or has acquired the right to vote shares representing more than 25% of Mobil's outstanding stock, or Mobil's stockholders approve the liquidation or dissolution of Mobil, the sale of all of Mobil's assets, or a reorganization or merger following which such stockholders own less than 50% of the outstanding stock of the reorganized or merged company.

Dated: March 23, 1998

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PRINTED    [LOGO OF RECYCLED
  IN      PAPER APPEARS HERE]
 U.S.A.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                Fold and Detach Here and Read the Reverse Side

              --------------------------------------------------
                         VOTE BY TELEPHONE OR INTERNET

                       QUICK * * * EASY * * * IMMEDIATE
              --------------------------------------------------

Your telephone or Internet vote authorizes the named attorneys to vote your shares in the same manner as if your marked, signed and returned your proxy card.

VOTE BY PHONE:    FOR U.S. STOCKHOLDERS ONLY, CALL TOLL-FREE ON A TOUCH-TONE
                  TELEPHONE 1-800-840-1208 ANYTIME.
                  THERE IS NO CHARGE TO YOU FOR THIS CALL.
                  You will be asked to enter the 11-digit Control Number located in the lower right-hand corner of this form.
    --------------------------------------------------------------------------
     OPTION A:    To vote as the Board of Directors recommends on ALL items, press 1.
    --------------------------------------------------------------------------
    --------------------------------------------------------------------------
     OPTION B:    If you choose to vote on each item separately, press 0. You will hear these instructions:
    --------------------------------------------------------------------------
                  Item 1: To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9. To WITHHOLD FOR AN INDIVIDUAL nominee, please specify on your proxy card and return card in the enclosed envelope.
                  Item 2: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.
                  Item 3, 4, and 5: The instructions are the same as for item 2.

                  When asked, you must confirm your vote by pressing 1.

VOTE BY INTERNET:  THE WEB ADDRESS IS http://www.mobil.com

                             THANK YOU FOR VOTING.

Call * * Toll-Free * * On a Touch-Tone Telephone
        1-800-840-1208 - ANYTIME
        There is NO CHARGE to you for this call.


- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                Fold and Detach Here and Read the Reverse Side


                               Mobil Corporation

                            YOUR VOTE IS IMPORTANT!

                      You can vote in one of three ways:

  1. For U.S. Stockholders only, call toll-free 1-800-840-1208 on a Touch-Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

                                      or
                                      --

  2. Vote by Internet at our Internet Address: http://www.mobil.com

                                      or
                                      --

  3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

                                  PLEASE VOTE

                ----------------------------------------------
                   IF YOU VOTED BY INTERNET OR BY THE PHONE,

                  THERE IS NO NEED TO RETURN YOUR PROXY CARD.
                ----------------------------------------------

Mobil Corporation                                                         proxy
--------------------------------------------------------------------------------

          SOLICITED BY THE BOARD OF DIRECTORS for Annual Meeting of Stockholders


                                        GRAND BALLROOM
                                        HYATT REGENCY RESTON
                                        RESTON TOWN CENTER
                                        1800 PRESIDENTS STREET
                                        RESTON, VIRGINIA 22090
                                        THURSDAY, MAY 14, 1998 AT 10:00 A.M.

The undersigned hereby appoints Lucio A. Noto, Eugene A. Renna and Carole J. Yaley and any one of them, each with power of substitution, the attorneys of the undersigned to vote all shares held of record on the record date by the undersigned, as directed and, in their discretion, on all other matters which may properly come before the 1998 Annual Meeting of Stockholders of Mobil Corporation, and any adjournment thereof. The undersigned directs said attorneys to vote as specified upon the items shown on the reverse side, which are referred to in the Notice of Annual Meeting and set forth in the Proxy Statement.

This card also provides voting instructions for shares held in the Stock Purchase and Dividend Reinvestment Plan. For participants in the Mobil Oil Employees Savings Plan and the Mobil Employee Stock Ownership Plan, if you wish to provide voting instructions for the shares of Mobil stock credited to your accounts, please vote by telephone or by the Internet by noon on May 11, 1998 or fill in and sign this card and mail it in time to be received no later than noon on May 11, 1998.

Your vote for six directors may be indicated on the reverse side. Lewis M. Branscomb, Allen F. Jacobson, J. Richard Munro, Lucio A. Noto and Robert O. Swanson have been nominated to serve for a term of three years to expire at the Annual Meeting in 2001. Eugene A. Renna has been nominated to serve for the balance of a three-year term to expire at the Annual Meeting in 2000.

If you use this card to vote, you are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations.

                              (Continued, and to be signed, on the reverse side)

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

The votes represented by this proxy will be voted as marked by you. However, if you execute and return the proxy unmarked, such votes will be voted "FOR" Proposals 1 and 2 and "AGAINST" Proposals 3, 4 and 5.

Please mark your vote with an X   [X]

--------------------------------------------------------------------------------
         The Board of Directors Recommends a Vote "FOR" Items 1 and 2.
--------------------------------------------------------------------------------
1. Election of Directors                            WITHHELD
                                     FOR             FOR ALL
   01 Lewis M. Branscomb             [_]               [_]
   02 Allen F. Jacobson
   03 J. Richard Munro
   04 Lucio A. Noto
   05 Robert O. Swanson
   06 Eugene A. Renna

Withheld for the following only (write the nominee's name(s) in the space below)



----------------------------------------

                                             FOR      AGAINST      ABSTAIN
2. Ratification of independent auditors      [_]        [_]          [_]


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
The Board of Directors Recommends a Vote "AGAINST" Items 3, 4 and 5.
--------------------------------------------------------------------------------
                                             FOR      AGAINST      ABSTAIN
3. Limit authority to issue
   preferred stock                           [_]        [_]          [_]

4. Cumulative voting                         [_]        [_]          [_]

5. Adopt investment guidelines
   for country selection                     [_]        [_]          [_]

--------------------------------------------------------------------------------

                                   Please date and sign below as your name
                                   appears to the left and return in the
                                   enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by a duly authorized officer. If shares are held jointly, each stockholder named should sign.

                                   Dated                                 , 1998
                                        ---------------------------------


                                   --------------------------------------------
                                                     Signature


                                   --------------------------------------------
                                             Signature if held jointly